Filed Pursuant to Rule 424(b)(2)
Registration No. 333-268138
Prospectus Supplement No. 15
(to Prospectus dated November 17, 2022 and
Prospectus Supplement dated July 11, 2025)
Up to $25,000,000
Common Stock
This prospectus supplement amends and supplements the information in the prospectus supplement, dated July 11, 2025 and the base prospectus dated November 17, 2022 (as supplemented from time to time, the “Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-268138), relating to the offer and sale of up to $6,643,395 of shares of our common stock, $0.0001 par value per share, pursuant to the Standby Equity Purchase Agreement entered into by ESS Tech, Inc. (the “Company”) with YA II PN, LTD., a Cayman Islands exempt limited company (“Yorkville”), on July 9, 2025 (the “SEPA”). This prospectus supplement is registering the offer and sales of up to $25,000,000 of shares of our common stock. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto. The prospectus supplement, dated July 11, 2025, indicated that we were, at that time, subject to General Instruction I.B.6. of Form S-3, which limited the amount that we were able to sell under the registration statement of which the prospectus forms a part. We are currently no longer subject to the offering limits imposed by General Instruction I.B.6. of Form S-3. If we become subject to the offering limits in General Instruction I.B.6. of Form S-3 in the future, we will file another prospectus supplement.
As of the date of this prospectus supplement, we have sold an aggregate of 3,674,940 shares for gross proceeds of $6,294,377 pursuant to the SEPA. As a result of such prior sales, as of the date of this prospectus supplement, shares having an aggregate offering price of up to $18,705,623 remain available for offer and sale under the SEPA through the Prospectus.
Our shares of common stock are listed on the NYSE under the symbol “GWH.” On October 13, 2025, the closing sale price of our common stock was $9.05 per share. We are an “emerging growth company” and a “smaller reporting company” under federal securities laws and, as such, are subject to reduced public company reporting requirements.
Investing in our common stock involves risks. Please read “Risk Factors,” beginning on page S-6 of the prospectus supplement dated July 11, 2025.
Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 14, 2025.
Neither we nor Yorkville have authorized anyone to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement or the Prospectus and in the documents incorporated by reference herein and therein. We and Yorkville take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus supplement or the Prospectus is accurate only as of their respective dates.